EXHIBIT 99.1

  Pemco Aviation Group Reports Second Quarter and Six Month Results

    BIRMINGHAM, Ala.--(BUSINESS WIRE)--Aug. 13, 2004--Pemco Aviation Group, Inc. (NASDAQ:PAGI), a leading provider of aircraft maintenance and modification services, today announced lower revenues, EBITDA, operating income and net income for the second quarter ended June 30, 2004, due primarily to a new production system, timing of deliveries and a loss provision on a new program.
    Second quarter earnings were disappointing due to transition to a new production system at Pemco's Birmingham facility. "We expected that the second quarter would have EBITDA in the range of $5.0 to $6.0 million and net income of $2.5 to $3.0 million, but we closed the quarter with EBITDA of ($0.3) million and a net loss of ($1.1) million," said Michael E. Tennenbaum, Chairman of the Board. "When the Air Force imposed new requirements on the cycle time for the depot maintenance of their KC-135 tanker fleet, Pemco undertook radical changes in its production processes. Implementation of those changes cost us significantly more than we expected and delayed production longer than we expected. Additional cycle time and labor costs were devoted to higher quality control expenses, consulting fees, and conversion of our production line. The benefits that we expected beginning in the second quarter appear now to be flowing in the third quarter. The average cycle time for a tanker input during FY2003 was 343 days and inputs for FY2004 are expected to have a cycle time of 280 days, an 18% reduction. In FY2005 we are working hard to achieve 220 flow days, a 36% reduction from 2003. This new production process has freed up almost half of our unique production facility, so we now are working to bring in other aircraft heavy maintenance programs. In addition, we have strengthened our inspection and management processes so that this greater speed is accomplished with an excellent level of quality. The Air Force is under a great deal of pressure in light of their global demands and we intend to support them in their mission," continued Mr. Tennenbaum.
    Commercial Services Segment (CSS) revenues increased to $18.8 million compared with $12.0 million in the second quarter of last year. "The investments that we made in process improvements and facilities in Dothan are now paying off as airlines are realizing the benefits of outsourcing their maintenance," said Ron Aramini, President. "We have reduced the cycle time and improved production efficiency for heavy maintenance in our Dothan facility by approximately 6% over the past year. Our quality remains extremely high as evidenced by the Certificate of Excellence Diamond Award by the FAA for the third consecutive year. As a consequence, after several years of disappointing results, our Dothan facility is now expected to generate EBITDA at an annual rate in the $4 to $6 million range."
    Government Services Segment (GSS) sales fell 23.3% to $26.3 million from $34.3 million and represented 60.4% of total sales for the second quarter of 2004 compared with 72.5% of sales in the second quarter of 2003. The reduction in revenues was due to lower deliveries of KC-135 aircraft during the quarter. The Company delivered only four aircraft under the KC-135 contract in 2004 compared with ten in the second quarter of 2003. In addition, according to Mr. Aramini, "Due to the timing of deliveries we had KC-135 revenue from only four aircraft in the second quarter of 2004. In July, we had revenue on four aircraft and expect to have ten to twelve aircraft sold during the third quarter."
    Gross profit represented 13.2% of 2004 second quarter sales compared with 23.5% in the same quarter of last year. The decrease in gross profit was due to several factors. GSS experienced losses of approximately $2.0 million associated with C-130 programs that were recognized in the period. Additionally, GSS incurred professional fees and training costs associated with improving flow days in the KC-135 program.
    Selling, general and administrative (SG&A) expenses fell 2.7% to $7.3 million compared with $7.5 million in the second quarter of 2003. Included in the SG&A for the quarter was a charge of $0.9 million related to the purchase of treasury stock upon the exercise of certain stock options. Without this adjustment, SG&A for the second quarter would have been $1.0 million lower than the prior year. This SG&A decrease relates to lower sales in GSS, which capitalizes SG&A expense and relieves those costs from work in process as aircraft are sold.

    Summary of unaudited comparative results for the second quarter ended June 30: (In Millions)

                                        2004        2003      % Change
                                      --------    --------    --------
Revenue                                 $43.5       $47.3       (8.0)%
Gross Profit                              5.8        11.1      (47.7)%
Operating Income                         (1.5)        3.7     (140.5)%
Income Before Taxes                      (1.8)        3.4     (152.9)%
Net Income (Loss)                        (1.1)        2.1     (152.4)%
EBITDA(a)                                (0.2)        4.8     (104.2)%

(a)Use of Non-GAAP Financial Measures

    EBITDA is defined as earnings before interest, taxes, depreciation and amortization. Pemco presents EBITDA because its management uses the measure to evaluate the Company's performance and to allocate resources. In addition, Pemco believes EBITDA is a measure of performance used by some commercial banks, investment banks, investors, analysts and others to make informed investment decisions. EBITDA is an indicator of cash generated to service debt and fund capital expenditures. EBITDA is not a measure of financial performance under generally accepted accounting principles and should not be considered as a substitute for or superior to other measures of financial performance reported in accordance with GAAP. EBITDA as presented herein may not be comparable to similarly titled measures reported by other companies. See the reconciliation of net income to EBITDA at the end of this release.

    Six Month Results

    Revenues for the first six months of 2004 increased to $86.8 million compared with $82.9 million in the same period of 2003. Income from operations for first six months of 2004 fell to $0.4 million compared with $5.0 million in the first six months of 2003. Net loss was ($0.1) million, or ($0.02) per diluted share, in the first six months of 2004 compared with $2.8 million, or $0.64 per diluted share in the first six months of 2003.
    Cost of sales increased to $72.2 million during the first six months of 2004 from $65.3 million in the first six months of 2003, due partially to an increase in revenue. Other factors include GSS loss reserves related to C-130 programs of $2.7 million, which were associated with learning curve costs on this relatively new program. Additionally, resources were used for professional fees and training costs related to improving productivity. Overall, the gross profit percentage of the Company decreased during this same period to 16.8% in 2004 from 21.3% in 2003. Gross profit at GSS declined to 22.5% in 2004 from 35.5% in 2003. Gross profit at CSS improved to approximately 9.1% during the first six months of 2004 from approximately (6.1)% during the same period of 2003. Cost of sales at CSS during the first six months of 2003 included training and learning curve costs related to work begun on new types of aircraft. Such costs included a $0.9 million charge for estimated losses on contracts-in-process. There were no comparable costs at CSS during the first half of 2004.
    Selling, general and administrative ("SG&A") expense increased to $14.2 million during the first six months of 2004 from $12.6 million during the same period of 2003. Included in SG&A for the first six months was a charge of $0.9 million related to the purchase stock options upon exercise. The increase was also due to the Company recording accounting and legal charges of approximately $1.6 million during the first six months of 2004 related to the 2003 financial statement audit and the restatement of the Company's financial statements filed in connection with the first three quarters of 2003.

    Summary of unaudited comparative results for the first six months ended June 30: (In Millions)

                                        2004        2003      % Change
                                      --------    --------    --------
Revenue                                 $86.8       $82.9         4.7%
Gross Profit                             14.6        17.6      (17.0)%
Operating Income                          0.4         5.0      (92.0)%
Income Before Taxes                      (0.1)        4.6     (102.2)%
Net Income                               (0.1)        2.8     (103.6)%
EBITDA(a)                                 2.6         6.8      (61.8)%

    About Pemco

    Pemco Aviation Group, Inc., with executive offices in Birmingham, Alabama, and facilities in Alabama, Florida and California, performs maintenance and modification of aircraft for the U. S. Government and for foreign and domestic commercial customers. The Company also provides aircraft parts and support and engineering services, in addition to developing and manufacturing aircraft cargo systems, rocket vehicles and control systems, and precision components. For more information: www.pemcoaviationgroup.com.
    This press release contains forward-looking statements made in reliance on the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements may be identified by their use of words, such as "believe," "expect," "intend" and other words and terms of similar meaning, in connection with any discussion of the Company's prospects, financial statements, business, financial condition, revenues, results of operations or liquidity. Factors that could affect the Company's forward-looking statements include, among other things: negative effects arising from the Company's previously announced investigation and restatement; changes in global or domestic economic conditions; the loss of one or more of the Company's major customers; the Company's ability to obtain additional contracts and perform under existing contracts; the outcome of pending and future litigation and the costs of defending such litigation; financial difficulties experienced by the Company's customers; potential environmental and other liabilities; the inability of the Company to obtain additional financing; regulatory changes that adversely affect the Company's business; loss of key personnel; and other risks detailed form time to time in the Company's SEC reports, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2003. The Company cautions readers not to place undue reliance on any forward-looking statements, which speak only as of the date on which they are made. The Company does not undertake any obligation to update or revise any forward-looking statements and is not responsible for changes made to this release by wire services or Internet services.


                      PEMCO AVIATION GROUP, INC.
              (In thousands except per share information)

                                                 Second Quarter Ended
                                                       June 30,
                                                 --------------------
                                                   2004        2003
                                                 --------    --------
Sales:
     Government Services Segment                  $26,290     $34,278
     Commercial Services Segment                   18,816      12,026
     Manufacturing and Components Segment           2,005       2,008
     Inter-segment Revenue                         (3,596)     (1,059)
                                                 --------    --------
Total Sales                                        43,515      47,253

Cost of Sales                                      37,761      36,133
                                                 --------    --------
     Gross Profit                                   5,754      11,120

Selling, General and Administrative Expenses        7,298       7,456
                                                 --------    --------

Income from Operations                             (1,544)      3,664

Other expense (income):
     Interest expense                                 277         230
                                                 --------    --------

     Income Before Income Taxes                    (1,821)      3,434
     Provision (Benefit) For Income Taxes            (701)      1,305
                                                 --------    --------
     Net Income (Loss)                            ($1,120)     $2,129
                                                 ========    ========

Weighted Average Common Shares Outstanding:
     Basic                                          4,064       4,043
                                                 ========    ========
     Diluted                                        4,064       4,377
                                                 ========    ========

Net Income Per Common Share:
     Basic                                         $(0.28)      $0.53
                                                 ========    ========
     Diluted                                       $(0.28)      $0.49
                                                 ========    ========

EBITDA Reconciliation(a)

Net Income                                        ($1,120)     $2,129
Interest                                              277         230
Taxes                                                (701)      1,305
Depreciation and Amortization                       1,272       1,155
                                                 --------    --------
EBITDA                                              ($272)     $4,819
                                                 ========    ========
(a) See note on Use of Non-GAAP Financial Measures.


                      PEMCO AVIATION GROUP, INC.
              (In thousands except per share information)

                                                   Six Months Ended
                                                       June 30,
                                                 --------------------
                                                   2004        2003
                                                 --------    --------
Sales:
     Government Services Segment                  $55,872     $56,367
     Commercial Services Segment                   30,974      23,721
     Manufacturing and Components Segment           3,782       4,166
     Inter-segment Revenue                         (3,866)     (1,332)
                                                 --------    --------
Total Sales                                        86,762      82,922

Cost of Sales                                      72,169      65,297
                                                 --------    --------
     Gross Profit                                  14,593      17,625

Selling, General and Administrative Expenses       14,229      12,626

Income from Operations                                364       4,999

Other expense (income):
     Interest expense                                 502         449
                                                 --------    --------

     Income Before Income Taxes                      (138)      4,550
     Provision For Income Taxes                       (53)      1,728
                                                 --------    --------
     Net Income                                      ($85)     $2,822
                                                 ========    ========

Weighted Average Common Shares Outstanding:
     Basic                                          4,055       4,040
                                                 ========    ========
     Diluted                                        4,055       4,381
                                                 ========    ========

Net Income Per Common Share:
     Basic                                         $(0.02)      $0.70
                                                 ========    ========
     Diluted                                       $(0.02)      $0.64
                                                 ========    ========

EBITDA Reconciliation(a)

Net Income                                           ($85)     $2,822
Interest                                              502         449
Taxes                                                 (53)      1,728
Depreciation and Amortization                       2,311       1,913
                                                 --------    --------
EBITDA                                             $2,675      $6,912
                                                 ========    ========
(a) See note on Use of Non-GAAP Financial Measures.


    CONTACT: Pemco Aviation Group Inc., Birmingham
             John R. Lee, 205-510-4051
             www.pemcoaviationgroup.com